Exhibit 23.1

KPMG LLP

Suite 4000

1735 Market Street

Philadelphia, PA 19103-7501

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 27, 2024, with respect to the consolidated financial statements of FuelCell Energy, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 21, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.